Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting

Milton, NY, August 18, 2011 - Sono-Tek Corporation (OTCQB: SOTK) held its Annual Shareholders Meeting on August 18, 2011 in Milton, New York. The results of Fiscal Year 2011, which ended on February 28, 2011, were reported. During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the business performance by noting that Sono-Tek grew sales by 37% for the year ended February 28, 2011 on top of a 13% increase reported in the prior fiscal year, in spite of a very depressed US economy. The Company had its strongest growth ever, and sales reached a record level of nearly $10 million for the year.

The Company significantly increased its profitability this year and reported earnings of $.04 per share versus earnings of $.01 per share in the prior year. The net income was almost $600,000, a seven fold increase over the previous year, and the gross profit margin was 48% of sales, a very strong performance. The balance sheet remained strong, with good cash, debt, and equity positions. The stock price has increased from $.40 per share to $1.35 per share over the past two and a half years (January 2009-July 2011) as the Company’s sales and income has increased.

Our Strategic Business team leaders presented information on the newer markets we are involved in such as advanced energy including fuel cells and solar energy, medical devices including arterial stent coatings and coatings for other medical implants, and our recent successes in the glass and food industries. Shareholders were also shown demonstrations of several new nozzle technologies, including our new highly corrosion resistant nozzles (the Gold Series) which are particularly suited for advanced energy applications.

Since the meeting takes place just prior to the end of the second quarter of our current fiscal year, Dr. Coccio provided those present with a preliminary view of where we are heading this year, indicating “we expect to see a more than 20% increase in sales over the previous Fiscal Year and we could end up the year with more than $12,000,000 in sales, coupled with a significant increase in profit to $1,000,000. A number of large orders are in hand to complete the second quarter and to provide a strong start to the third quarter of the current fiscal year as well.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com. The Company’s slide show presentation used at the annual meeting and a video presentation will be available on the Company’s website under Corporate/Investors/Annual Meeting.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Q containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Fiscal Year Ended
	February 28, 2011	February 28, 2010

Net Sales	$9,914,312	$7,242,324

Gross Profit	$4,772,083	$3,674,150

Net Income	$593,945	$81,676

Basic Earnings Per Share	$.04	$0.01

Diluted Earnings Per Share	$.04	$0.01

Weighted Average Shares - Basic	14,439,166	14,414,969

Weighted Average Shares - Diluted	15,028,047	14,524,417